FOR IMMEDIATE RELEASE
Contact Information:
At the Company:	EAS & Associates:
Gregory S. Skinner Vice President Finance and CFO (650) 261-3677	Liz Saghi (805) 967-0161

LANDEC CORPORATION REPORTS FIRST NINE MONTHS AND THIRD QUARTER FISCAL YEAR 2008 RESULTS

MENLO PARK, CA – April 9, 2008 — Landec Corporation (Nasdaq: LNDC), today reported results for the first nine months and third quarter of fiscal year 2008. Revenues for the first nine months of fiscal year 2008 increased 14% to $181.2 million compared to revenues of $159.3 million for the same period a year ago. Net income for the first nine months was $10.2 million or $0.38 per diluted share compared to net income of $24.8 million or $0.92 per share for the same period last year. Included in net income for the first nine months of fiscal year 2007 was $18.8 million of non-recurring operating income, primarily due to the income from the sale of Fielder’s Choice Direct (“FCD”) to Monsanto Corporation (“Monsanto”) during the third quarter of fiscal year 2007 net of operating losses at FCD through the close date.

As previously reported, the Company had delayed the release of its fiscal third quarter 2008 results and the filing of its Form 10-Q for the same period in order to allow the Company’s newly appointed independent registered public accounting firm, McGladrey & Pullen, LLP (“M&P”), adequate time to complete its review of the Company’s third quarter financial statements. M&P has raised some questions regarding the interpretation of certain complex technical accounting rules affecting the accounting treatment for the transactions entered into with Monsanto Corporation and its subsidiaries (“Monsanto”) on December 1, 2006 (which include the sale by Landec to American Seeds, Inc., a wholly owned subsidiary of Monsanto, of Landec’s direct marketing and sales seed company, Fielder’s Choice Direct (“FCD”) which included the Fielder’s Choice Direct® and Heartland Hybrid® brands, the entry into a five-year co-exclusive technology license and polymer supply agreement on the same date with Monsanto for the use of Landec’s Intellicoat® polymer coating technology and the purchase of all of the common stock and options of Landec Ag, Inc., not owned by Landec (collectively, the “Monsanto transactions”)) and the repurchase by Landec on August 7, 2007 of all of the common stock and options of Apio, Inc., Landec’s food technology subsidiary, not owned by Landec (the “Apio transaction”).

M&P has now completed its review of the Company’s third quarter financial statements without any changes, and the Company is filing its Form 10-Q for the period ending February 24, 2008 today with the Securities and Exchange Commission. However, a review of interim financial statements is substantially less in scope than a year end audit and there can be no assurance that there will not be changes made to the Company’s financial statements when M&P completes its audit of the Company’s financial statements for the fiscal year ended May 25, 2008. Management and M&P are continuing to review the related generally accepted accounting principles applicable to the Monsanto transactions and the Apio transaction and they intend to resolve any issues by the time M&P completes its audit of the Company’s financial statements for the fiscal year ended May 25, 2008. At this time, the Company cannot predict the outcome of such review.

“We are very pleased with the progress we have made during the first nine months of fiscal year 2008,” stated Gary Steele, Chairman and CEO of Landec. “Consistent with our goals for the fiscal year, for the first nine months overall revenues increased 14% while overall gross profit increased 25% compared to the same period last year, resulting in Landec generating $10.2 million of net income and $15.1 million of cash flow from operations.”

“For the first nine months of fiscal year 2008, each of our businesses recorded increases in both revenues and gross profit,” said Steele. “Apio’s value-added vegetables business, which accounts for 69% of Landec revenues, recorded a 10% growth in revenues and a 12% growth in gross profit compared to the same period in the prior year, while the much smaller and emerging Apio Packaging business reported a 63% increase in revenues and a 65% increase in gross profit. The Apio trading business revenues increased 17% during the first nine months of fiscal year 2008 compared to the same period last year and generated a typical gross margin of 5.6%. Our Technology Licensing business reported a 95% increase in revenues and a 110% increase in gross profit during the first nine months of fiscal year 2008 compared to the same period last year, due primarily to the Intellicoat license agreement with Monsanto signed in December 2006.”

For the first nine months of fiscal year 2008, Landec’s net income, excluding the $18.8 million of non-recurring operating income recognized during the nine months ended February 25, 2007, increased to $10.2 million from $6.0 million during the first nine months of fiscal year 2007. This increase in continuing net income was due to several factors, including: (1) a $2.0 million increase in gross profit in Apio’s value-added vegetable business primarily due to increased revenues, (2) an $835,000 increase in gross profit in Apio Packaging due to an increase in revenues and gross margin, (3) a $2.7 million increase in non-food licensing gross profit primarily due to the Intellicoat license agreement with Monsanto, and (4) an $840,000 increase in interest income due to the cash received from the sale of FCD. These increases in net income were partially offset by the increase in income taxes of $1.8 million during the first nine months of fiscal year 2008 compared to the same period last year.

For the third quarter of fiscal year 2008, revenues were $59.6 million versus revenues of $53.0 million in the year ago quarter. The Company reported net income for the third quarter of fiscal year 2008 of $4.0 million or $0.15 per diluted share compared to net income of $24.6 million or $0.92 per diluted share in the third quarter of the prior year. Included in net income for the prior year third quarter was $22.3 million of non-recurring operating income, primarily due to the income from the sale of FCD during the third quarter of fiscal year 2007.

The increase in revenues for the third quarter of fiscal year 2008 was primarily due to (1) a $3.8 million or 9% increase in revenues from Apio’s value-added specialty packaging vegetable products, (2) a $2.0 million or 28% increase in revenues from Apio’s commission trading business due to increased volume sales, and (3) a $575,000 or 44% increase in revenues from Apio Packaging.

For the third quarter of fiscal year 2008, Landec’s net income, excluding the $22.3 million of non-recurring operating income recognized during the three months ended February 25, 2007, increased to $4.0 million from $2.3 million during the third quarter of fiscal year 2007. The increase in continuing net income was due to several factors, including: (1) a $780,000 increase in gross profit in Apio’s value-added vegetable business primarily due to increased revenues, (2) a $591,000 increase in gross profit in Apio Packaging due to an increase in revenues and gross margin, and (3) a $234,000 increase in non-food licensing gross profit primarily due to gross profit from the Air Products collaboration.

Landec Third Quarter 2008 Earnings Conference Call

A conference call will follow this release at 8:00 a.m. Pacific Time on Thursday, April 10, 2008 during which senior management of Landec will present an overview of results for the first nine months and third quarter of fiscal year 2008. Interested parties have the opportunity to listen to the conference call live on the Internet at www.landec.com on the Investor Relations web page. A replay of the webcast will be available for 30 days. Additionally investors can listen to the call by dialing (866) 261-3182 or (703) 639-1222 at least 5 minutes prior to the start. A replay of the call will be available through Wednesday, April 17, 2008 by calling (888) 266-2081 or (703) 925-2533, code #1226274.

Landec Corporation designs, develops, manufactures and sells temperature-activated and other specialty polymer products for a variety of food, agricultural and licensed partner applications. The Company’s temperature-activated polymer products are based on its proprietary Intelimer polymers which differ from other polymers in that they can be customized to abruptly change their physical characteristics when heated or cooled through a pre-set temperature switch. For more information about the Company visit Landec’s website at www.landec.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially. These risk factors are listed in the Company’s Form 10-K for the fiscal year ended May 27, 2007 (See item 1A: Risk Factors). As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable. The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

—Tables and Q&A to Follow—

LANDEC CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)

	February 24, 2008	May 27, 2007
	(unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$55,265	$62,556
Accounts receivable, net	15,276	18,185
Inventories, net	6,314	6,800
Notes and advances receivable	676	282
Prepaid expenses and other current assets	1,714	1,316

Total Current Assets	79,245	89,139
Property and equipment, net	20,361	20,270
Intangible assets, net	30,794	29,630
Other assets	2,838	2,329

Total Assets	$133,238	$141,368

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$11,624	$13,880
Income taxes payable	612	458
Accrued compensation	1,760	3,126
Other accrued liabilities	1,657	1,340
Related party note payable	86	—
Deferred revenue	4,119	3,491
Total Current Liabilities	19,858	22,295
Related party note payable	76	—
Deferred revenue	5,500	7,000
Minority interest	1,423	1,845
Shareholders’ Equity
Common stock	131,368	129,560
Accumulated deficit	(24,987)	(19,332)

Total Shareholders’ Equity	106,381	110,228

Total Liabilities and Shareholders’ Equity	$133,238	$141,368

LANDEC CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per-share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	February 24,	February 25,	February 24,	February 25,
	2008	2007	2008	2007
Revenues:
Product sales	$56,907	$50,148	$172,981	$153,779
Services revenues	737	826	2,721	2,500
License fees	1,720	1,550	4,851	2,431
Research, development, and royalty revenues	243	431	674	587

Total revenues	59,607	52,955	181,227	159,297
Cost of revenue:
Cost of product sales	48,237	43,217	150,389	134,284
Cost of services revenues	623	648	2,261	2,090

Total cost of revenue	48,860	43,865	152,650	136,374
Gross profit	10,747	9,090	28,577	22,923
Operating costs and expenses:
Research and development	802	663	2,411	2,287
Selling, general and administrative	4,823	4,839	13,608	17,030
Income from sale of FCD	—	(22,690)	—	(22,690)

Total operating costs and expenses	5,625	(17,188)	16,019	(3,373)

Operating income	5,122	26,278	12,558	26,296
Interest income	527	662	1,915	1,075
Interest expense	(5)	(57)	(18)	(248)
Other expense	(158)	(137)	(387)	(254)

Net income before taxes	5,486	26,746	14,068	26,869
Income taxes	(1,520)	(2,101)	(3,900)	(2,101)

Net income	$3,966	$24,645	$10,168	$24,768

Diluted net income per share	$0.15	$0.92	$0.38	$0.92

Shares used in diluted per share computations	26,936	26,627	26,961	26,433

LANDEC CORPORATION
NINE MONTHS AND THIRD QUARTER ENDED FEBRUARY 24, 2008
QUESTIONS AND ANSWERS

1)	Based on the increase in continuing net income during the first nine months of fiscal year 2008 compared to the first nine months of last year, is the Company going to change its guidance for all of fiscal year 2008?

The increase in continuing net income during the first nine months of fiscal year 2008 is in line with our internal plan for that period. Accordingly, we are not changing our original guidance for fiscal year 2008.

To reiterate our original guidance for all of fiscal year 2008, we plan to grow overall revenues by 10% to 15% and, after excluding the following non-recurring events from fiscal year 2007, we plan to grow pre-tax net income 45% to 55% and net income after tax 30% to 40% compared to fiscal year 2007.

Fiscal year 2007 non-recurring events were (in thousands):

1)	Income, net of expenses, from sale of FCD — $22,669

2)	Insurance settlement from fire — $1,473

3)	Aesthetic Sciences milestone payment — $481

4)	Operating losses at Landec Ag from the beginning of the fiscal year through the close of the sale of FCD – ($5,838)

Included in the net income growth expectations for fiscal year 2008 is $5.4 million in license revenues from Monsanto, up from $2.7 million in fiscal year 2007, which is expected to be offset by an increase in our income tax expense.

2)	How is the Chiquita collaboration progressing?

Chiquita continues to be actively committed to utilizing Landec’s BreatheWay packaging technology for creating value-added products for Chiquita® Brand bananas and avocados. This is evident from the expanded agreement that the parties entered into in September 2007 which covers additional exclusive fields for bananas that are strategically important to Chiquita, as well as new applications for packaging and selling avocados, resulting in expanded value-added market opportunities for both Chiquita and Landec’s BreatheWay packaging technology. Under the new agreement, in exchange for expanding the exclusive license fields for bananas and adding an exclusive license for avocados, the minimum gross profit amounts to Landec from the purchase of BreatheWay packaging by Chiquita will increase by a total of $2.1 million over Landec’s next two fiscal years to $2.9 million in fiscal year 2008 and to $2.2 million in fiscal year 2009.

The Chiquita-To-Go food service banana program is expanding and progressing well. The Chiquita-To-Go program is focused on non-traditional food outlets, such as, convenience stores, mini-marts, quick serve restaurants and coffee chains such as Starbucks. Chiquita is currently supplying over 15,000 North American outlets through its Chiquita-To-Go program double the 7,500 outlets at the same time last year. In addition, the Chiquita-To-Go program has been launched in three European countries. Chiquita is now able to focus on qualifying Quick Serve Restaurant (QSR) customers and store trials are now underway. This could potentially generate very large sales volumes for both Chiquita and Landec.

The commercialization of a retail banana product utilizing Landec’s BreatheWay technology remains a top priority for Chiquita. The initial phase of market and consumer testing has been completed. Chiquita’s newly formed Innovation Team is guiding the development of product formats and product placement strategies in preparation for the next round of market and consumer testing which should begin late summer this year.

Lastly, Chiquita has work teams fully engaged in developing products and market strategies for the commercialization of avocados utilizing BreatheWay technology and food service market tests started in December 2007 and product development is underway for retail grocery store packaging designs.

3) Why are cash balances down from the end of fiscal year 2007?

As previously discussed, in the first quarter of fiscal year 2008 we repurchased all of the Apio subsidiary stock and options that were not owned by Landec for $20.8 million. For the first nine months of fiscal year 2008 Landec has generated $15.1 million in cash flow from operations.

4)	The Company recognized an income tax expense of $3.9 million during the first nine months of fiscal year 2008 but only recorded an additional cash tax liability of $154,000. Why the significant difference?

The repurchase of the Apio options resulted in a tax deduction of $19.7 million during the first nine months of fiscal year 2008 which reduced Landec’s cash tax liability to the minimum owed under federal AMT. However, for book purposes, the $19.7 million is not considered a deduction when calculating the income tax expense because the options that were repurchased had never been included as an expense for book purposes under APB 25 (Landec did not adopt SFAS 123(R) which requires the expensing of options until the beginning of fiscal year 2007) and therefore, the $19.7 million was not deductible for book tax expense purposes.

5) What are your early thoughts regarding fiscal year 2009?

It would be premature to give any specific guidance at this point since we have just begun our planning and budgeting process for fiscal year 2009. We do plan to give revenue and income guidance during our fiscal year end 2008 results press release and conference call. As we look to next year, our preliminary outlook indicates a number of areas that will need to be considered as we go through our planning process, including:

1)	The direction of the U.S. economy

2)	Projected category growth for fresh-cut vegetables

3)	Timing of new product launches and rate of ramp up

4)	Timing of acquisitions by Landec, if any

5)	Known and projected produce and packaging cost increases and the likelihood of being able to increase prices to offset some or all of the cost increases

6)	Market responses of our competitors

7)	Rate of return on our cash investments

8)	The increase in our tax rate to 40%

As we begin thinking of next year, our attention is focused on achieving our long-term objectives which include continuing revenue growth in both our food technology business and our licensing business. We also believe that over the next five years our pre-tax margin mix will begin to change with less dependency on our value-added specialty packaging vegetable business as a result of expected sizable growth in our Apio Packaging business and in our non-food licensing business. If our partners execute in a timely way and if we continue to implement our plans well, we should see both gross margins and net margins increasing over a 3-5 year timeline.

We believe our future obligations to our shareholders are to (1) focus on technology innovation and new product development, (2) continue supporting our collaborative partners Chiquita, Monsanto and Air Products, and (3) insure that our sizable cash balances are protected in investments that are safe so that our cash is available for opportune acquisitions. We have already taken steps to conserve our cash and we are now 100% invested in government backed U.S. Treasuries and will stay with these conservative investments until we are certain other higher-yielding investment alternatives are safe.

6)	How do the results by line of business for the three and nine months ended February 24, 2008 compare with the same periods last year, excluding the $22.7 million income from the sale of FCD for the third quarter and first nine months of fiscal year 2007?

The results are as follows (unaudited and in thousands):

	Three months ended		Three months ended	Nine months	Nine months
Revenues:		2/24/08	2/25/07	ended 2/24/08	ended 2/25/07

Apio Value Added(a)	$		$43,055	$125,547	$113,897
		46,889
Apio Packaging (b)		1,873	1,298	2,203	1,352

Technology Subtotal		48,762	44,353	127,750	115,249
Apio Trading (c)		8,974	6,990	48,279	41,389

Total Apio		57,736	51,343	176,029	156,638
Tech. Licensing (d)		1,871	1,612	5,198	2,659

Total Revenues		59,607	52,955	181,227	159,297
Gross Profit:
Apio Value Added		6,434	5,654	18,566	16,597
Apio Packaging		1,852	1,261	2,116	1,281

Technology Subtotal		8,286	6,915	20,682	17,878
Apio Trading		590	538	2,697	2,570

Total Apio		8,876	7,453	23,379	20,448
Tech. Licensing		1,871	1,637	5,198	2,475

Total Gross Profit		10,747	9,090	28,577	22,923
R&D:
Apio		253	244	908	808
Tech. Licensing		549	419	1,503	1,479

Total R&D		802	663	2,411	2,287
S,G&A:
Apio		3,722	3,228	10,423	9,362
Tech. Licensing (e)		—	274	—	5,369
Corporate (f)		1,101	1,337	3,185	2,299

Total S,G&A		4,823	4,839	13,608	17,030
Other (g):
Apio		(66)	25	4	181
Tech. Licensing		—	(90)	—	(231)
Corporate		(1,090)	(1,568)	(2,394)	(1,478)

Total Other		(1,156)	(1,633)	(2,390)	(1,528)
Net Income (Loss):
Apio		4,835	4,006	12,052	10,459
Tech. Licensing		1,322	854	3,695	(4,604)
Corporate		(2,191)	(2,905)	(5,579)	(3,777)
Net Income		$3,966	$1,955	$10,168	$2,078

a)	Apio’s value-added business includes revenues and gross profit from Apio Cooling LP.

b)	Apio Packaging includes the BreatheWay trademark for banana packaging, packaging technology for other shelf life sensitive vegetables and fruit, plus other unique packaging solutions.

c)	Apio’s trading business includes its commission-based commodity export business and its commission-based domestic commodity buy/sell business.

d)	Included in Tech. Licensing are the Intellicoat license fees from Monsanto and for the nine months ended February 25, 2007 a $481,000 milestone payment from Aesthetic Sciences.

e)	Included in Tech. Licensing S,G&A for the three and nine months ended February 24, 2007 is $272,000 and $5.4 million, respectively, in non-recurring expenses from FCD which was sold to Monsanto on 12/1/06.

f)	Included as a reduction to Corporate S,G&A for the nine months ended February 25, 2007 is $1.5 million in net proceeds from an insurance settlement.

g)	Included in Other is net interest income, non-operating income/(expense) and income taxes.